FOR IMMEDIATE RELEASE
Contact:  Andrew Gordon, President & CEO
Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Reports First Quarter Results

STATEN ISLAND, N.Y., March 17, 2010.  Coffee Holding Co., Inc. (Nasdaq: JVA) today announced its operating results for the three months ended January 31, 2010.  In this release, the Company:

•	Reports net income of $557,978, or $0.10 per share (basic and diluted) for the three months ended January 31, 2010;

•	Reports net sales of $21,359,151 for the three months ended January 31, 2010; and

•	Reports sales growth of 13.3% for the three months ended January 31, 2010 compared to the three months ended January 31, 2009.

The Company had net income of $557,978, or $0.10 per share (basic and diluted), for the three months ended January 31, 2010 compared to net income of $391,801, or $0.07 per share (basic and diluted), for the three months ended January 31, 2009.  The increase in net income primarily reflects increased net sales, which resulted in an increase in gross profit.

Net sales totaled $21,359,151 for the three months ended January 31, 2010, an increase of $2,501,281, or 13.3%, from $18,857,870 for the three months ended January 31, 2009.  The increase in net sales reflects increased sales of both green coffee and private label coffee to our largest customers.

Cost of sales for the three months ended January 31, 2010 was $18,721,387, or 87.7% of net sales, as compared to $16,742,775, or 88.8%, of net sales for the three months ended January 31, 2009.  The decrease in cost of sales as a percentage of net sales reflects the benefits we are beginning to realize due to our cost cutting measures as well as a more favorable green coffee inventory position.  Net gains on options and futures contracts, a component of cost of sales, decreased $148,322 from $283,011 for the quarter ended January 31, 2009 to $134,689 for the quarter ended January 31, 2010.

Total operating expenses increased by $182,228, or 13.0%, to $1,588,908 for the three months ended January 31, 2010 as compared to operating expenses of $1,406,680 for the three months ended January 31, 2009.  The increase in operating expenses was due to increased selling and administrative expense due mainly to increases of approximately $170,000 in contract labor expense, $30,000 in Entenmann’s setup expenses, $28,000 in freight expense, $27,000 in travel and entertainment expense, $10,000 in packaging development costs and $9,000 in advertising expense, partially offset by $60,000 in insurance expense, decreases of approximately $7,000 in payroll costs, and $8,000 in each of depreciation, security and utilities expenses.  The added expenses were justified due to the high level of business during this period.

 “We are pleased to begin the New Year where we left off at the end of 2009, with better earnings and a reduced cost basis," said Andrew Gordon, President and Chief Executive Officer.  "We also reversed the decline in revenues experienced in the fourth quarter of 2009, as this quarter’s sales increased by $2.5 million, or 13.3% year over year.”

“We have completed the transition from our Brooklyn facility to our Colorado plant with our Ohio specialty roasting facility taking on a greater importance in our everyday business.  Our new lower cost platform will allow us to enhance our margins on previously existing business as well as give us the ability to seek new business opportunities utilizing our spare capacity for customers who fit our improved business model which focuses on expanded margin and increased penetration at the individual account level.  Our balance sheet is now the strongest it has been in the history of the company and we are hoping to use this strength to capitalize on market opportunities that exist in the current business climate,” Mr. Gordon added.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2010 AND OCTOBER 31, 2009

	January 31, 2010	October 31, 2009
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,543,042	$1,367,933
Commodities held at broker	617,530	482,746
Accounts receivable, net of allowances of $165,078 for 2010 and 2009	9,616,508	10,174,221
Inventories	4,949,728	4,800,143
Prepaid expenses and other current assets	432,441	419,740
Prepaid and refundable income taxes	40,356	36,068
Deferred income tax assets	394,000	286,000
TOTAL CURRENT ASSETS	17,593,605	17,566,851
Property and equipment, at cost, net of accumulated depreciation of $4,792,560 and $4,681,558 for 2010 and 2009, respectively	1,618,206	1,648,214
Deposits and other assets	587,455	588,573
TOTAL ASSETS	$19,799,266	$19,803,638
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,414,333	$6,655,916
Line of credit	1,424,553	791,628
Income taxes payable	401,709	453,512
Deferred income tax liabilities	-	121,000
TOTAL CURRENT LIABILITIES	7,240,595	8,022,056
Deferred income tax liabilities	205,000	14,500
Deferred rent payable	105,489	99,067
Deferred compensation payable	514,451	489,782
TOTAL LIABILITIES	8,065,535	8,625,405
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued; 5,440,823 shares outstanding for 2010 and 2009	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	4,653,649	4,095,671
Less: Treasury stock, 89,007 common shares, at cost for 2010 and 2009	(295,261)	(295,261)
Total Coffee Holding Co., Inc. Stockholders’ Equity	11,690,941	11,132,963
Noncontrolling interest	42,790	45,270
TOTAL EQUITY	11,733,731	11,178,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,799,266	$19,803,638

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2010 AND 2009
(UNAUDITED)

	2010	2009
NET SALES	$21,359,151	$18,857,870

COST OF SALES (which includes $6.6 million and $3.4 million of related party costs in 2010 and 2009, respectively)	18,721,387	16,742,775

GROSS PROFIT	2,637,764	2,115,095

OPERATING EXPENSES:
Selling and administrative	1,439,025	1,256,831
Officers’ salaries	149,849	149,849
TOTALS	1,588,908	1,406,680

INCOME FROM OPERATIONS	1,048,856	708,415

OTHER INCOME (EXPENSE):
Interest income	1,319	2,265
Interest expense	(53,415)	(40,794)
TOTALS	(52,096)	(38,529)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARY	996,760	669,886

Provision for income taxes	441,262	276,636

NET INCOME	555,498	393,250
Less: Net loss (income) attributable to the noncontrolling interest	2,480	(1,449)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$557,978	$391,801

Basic and diluted earnings per share attributable to Coffee Holding, Co., Inc. stockholders	$.10	$.07

Weighted average common shares outstanding:
Basic	5,440,823	5,442,603
Diluted	5,440,823	5,442,603

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2010 AND 2009
(UNAUDITED)

	2010	2009
OPERATING ACTIVITIES:
Net income	$555,498	$393,250
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	111,002	141,059
Unrealized loss (gain) on commodities	262,862	(130,636)
Realized gain on commodities	(397,551)	(152,375)
Bad debt expense	13,500	-
Deferred rent	6,422	7,276
Deferred income taxes	(38,500)	264,500
Changes in operating assets and liabilities:
Commodities held at broker	(95)	(150,328)
Accounts receivable	544,213	1,042,416
Inventories	(149,585)	243,060
Prepaid expenses and other current assets	(12,701)	32,127
Prepaid and refundable income taxes	(4,288)	11,136
Accounts payable and accrued expenses	(1,241,583)	(281,312)
Deposits, other assets, and deferred compensation	25,787	(28,419)
Income taxes payable	(51,803)	1,000
Net cash (used in) provided by operating activities	(376,822)	1,392,754

INVESTING ACTIVITIES:
Purchases of property and equipment	(80,994)	(67,327)
Net cash used in investing activities	(80,994)	(67,327)

FINANCING ACTIVITIES:
Advances under bank line of credit	22,465,558	14,919,844
Principal payments under bank line of credit	(21,832,633)	(15,359,975)
Purchase of treasury stock	-	(4,132)
Net cash provided by (used in) financing activities	632,925	(444,263)

NET INCREASE IN CASH AND CASH EQUIVALENTS	175,109	881,164

Cash and cash equivalents, beginning of period	1,367,933	963,298

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,543,042	$1,844,462

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$63,366	$51,879
Income taxes paid	$489,788	$- _